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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  ------------

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*


                           Fisher Communications, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock - Par Value $1.25
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   337756 20 9
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                     Sharon J. Johnston, 600 University St.,
                    #1525, Seattle, WA 98101 (206) 404-6048
--------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)


                                 August 28, 2001
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [ ]  Rule 13d-1(b)

          [ ]  Rule 13d-(c)

          [X]  Rule 13d-1(d)



                         (Continued on following pages)

                               (Page 1 of 5 Pages)



---------------

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------
                                  SCHEDULE 13G
CUSIP NO. 337756 2 0 9          (Amendment No. 2)              Page 2 of 5 Pages
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1.         NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           George Fisher Warren, Jr.
--------------------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [ ]
           N/A                                                        (b) [ ]
--------------------------------------------------------------------------------
3.         SEC USE ONLY

--------------------------------------------------------------------------------
4.         CITIZENSHIP OR PLACE OF ORGANIZATION

           UNITED STATES
--------------------------------------------------------------------------------
                         5.     SOLE VOTING POWER

                         -------------------------------------------------------
                         6.     SHARED VOTING POWER
NUMBER OF
SHARES                          450,345 Shares
BENEFICIALLY                    (Trustee of Lula Fisher Warren Trust)
OWNED BY                        319,944 Shares
EACH                            (Warren Investment Company)
REPORTING                -------------------------------------------------------
PERSON                     7.   SOLE DISPOSITIVE POWER
WITH
                         -------------------------------------------------------
                           8.   SHARED DISPOSITIVE POWER

                                450,345 Shares
                                (Trustee of Lula Fisher Warren Trust)
                                319,944 Shares
                                (Warren Investment Company)
--------------------------------------------------------------------------------
9.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           770,289 Shares
--------------------------------------------------------------------------------
10.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
           [ ]
--------------------------------------------------------------------------------
11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           9.0%
--------------------------------------------------------------------------------
12.        TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).     Name of Issuer:

               Fisher Communications, Inc.
               -----------------------------------------------------------------

Item 1 (b).    Address of Issuer's Principal Executive Offices:

               600 University Street, #1525, Seattle, WA  98101
               -----------------------------------------------------------------

Item 2(a).     Name of Person Filing:

               George F. Warren, Jr.
               -----------------------------------------------------------------

Item 2(b).     Address of Principal Business Office or, if None, Residence:

               272 Cline Road, Sequim, WA 98382
               -----------------------------------------------------------------

Item 2(c).     Citizenship:

               United States
               -----------------------------------------------------------------

Item 2(d).     Title of Class of Securities:

               Common Stock, $1.25 par value
               -----------------------------------------------------------------

Item 2(e).     CUSIP Number:

               337756 20 9
               -----------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

               (a)  [ ] Broker or dealer registered under Section 15 of the
                        Exchange Act.

               (b)  [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

               (c)  [ ] Insurance company as defined in Section 3(a)(19) of the
                        Exchange Act.

               (d)  [ ] Investment company registered under Section 8 of the
                        Investment Company Act.

               (e)  [ ] An investment adviser in accordance with Rule
                        13d-1(b)(1)(ii)(E);

               (f)  [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

               (g)  [ ] A parent holding company or control person in accordance with Rule 13d-l(b)(l)(ii)(G);

               (h)  [ ] A savings association as defined in Section 3(b) of the
                        Federal Deposit Insurance Act;

               (i)  [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

               (j)  [ ] Group, in accordance with Rule 13d-l(b)(l)(ii)(J).

               If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]

               Not applicable.

Item 4.        Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

               (a)   Amount beneficially owned:

                     770,289 Shares
                     -----------------------------------------------------------

               (b)   Percent of class:

                     9.0%
                     -----------------------------------------------------------

               (c)   Number of shares as to which such person has:

               (i)   Sole power to vote or to direct the vote

                     ----------------------------------------------------------,

               (ii)  Shared power to vote or to direct the vote
                     770,289 Shares
                     ----------------------------------------------------------,

               (iii) Sole power to dispose or to direct the disposition of

                     ----------------------------------------------------------,

               (iv) Shared power to dispose or to direct the disposition of 770,289 Shares
                     ----------------------------------------------------------,


Item 5.        Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

               Not applicable.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

               Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

               Not applicable.

Item 8.        Identification and Classification of Members of the Group.

               Not applicable.

Item 9.        Notice of Dissolution of Group.

               Not applicable.

Item 10.       Certifications.

               Not applicable.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       February 8, 2002
                                       -----------------------------------------
                                       (Date)


                                       /s/ George F. Warren, Jr.
                                       -----------------------------------------
                                       (Signature)


                                       George F. Warren, Jr.
                                       -----------------------------------------
                                       (Name/Title)